EXHIBIT 99.1
NEWS RELEASE
RANGE PROVIDES OPERATIONS UPDATE
FORT WORTH, TEXAS, FEBRUARY 20, 2008...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an operations update. As previously reported, both fourth quarter and full-year average daily production volumes increased 17% to 343 and 322 Mmcfe, respectively. Range has now posted 20 consecutive quarters of sequential production growth. The Company has also announced that it plans to spend $1.1 billion in 2008 on its capital program, targeting 15% year-over-year production growth after adjusting for currently planned asset sales. Increased drilling will be focused in the Nora field in Virginia, the North Texas Barnett Shale play and the Marcellus Shale play in Pennsylvania, as well as the Granite Wash play in Texas and Oklahoma and our other development plays. Currently, Range has 33 rigs in operation.
Fourth quarter development and exploration expenditures of $203 million funded the drilling of 211 (119 net) wells and 20 (12 net) recompletions. A 99% success rate was achieved with 210 (118 net) wells productive. For the full year of 2007, 967 (698 net) wells were drilled and 832 (604 net) were placed on production. The remaining wells are in various stages of completion or waiting on pipeline connection. For the fourth quarter, the Company expects to recognize exploration expense of approximately $14 million, including $2.7 million of seismic expenditures. Average realized prices, after adjustment for hedging, are estimated to average $8.25 per mcfe, a six percent increase over the prior-year period.
During the fourth quarter 2007, Range’s Appalachian division continued to focus on its key coal bed methane, shale and tight gas sand drilling projects. In the Nora field in Virginia, the division drilled 49 coal bed methane wells on 60-acre spacing and 20 downspaced wells on 30-acre spacing. Production results indicate minimal production interference with existing producing wells as a result of the down spacing to 30 acres. In addition, Range drilled 17 tight gas sand wells in Nora during the quarter. The Company drilled and completed its first horizontal shale well in Virginia, which came online at an initial production rate of 1.1 Mmcfe per day. Cost to drill and complete the well was approximately $1.2 million. Range plans 10 additional horizontal shale wells at Nora in 2008. The Nora area is one of the largest coal bed methane accumulations in the Appalachian Basin and has more than 2,500 remaining locations to be drilled based on 60-acre spacing. If downspacing of coal bed methane and tight gas sand wells are included, the number of remaining locations could exceed 6,000.
In the Appalachian Basin Marcellus Shale play, the Company continues both its drilling and leasing efforts. Currently, Range’s leasehold position in the Marcellus trend area totals 1.1 million net acres. Based on our current knowledge, 650,000 net acres could be prospective, which equates to more than 10 to 15 Tcfe of net unrisked reserve potential to Range. In 2008, a three-rig program is planned targeting 60 shale wells in Pennsylvania to further test the potential of Range’s acreage. Approximately 40 of these are scheduled as horizontal wells. To date, approximately 15 horizontal wells have been drilled, of which 11 have been completed. Initial production rates from previously announced horizontal wells ranged from 1.4 to 4.7 Mmcfe per day. In 2008, two additional horizontal wells have been completed with initial rates of 4.7 and 4.0 Mmcfe per day.

The Midcontinent division drilled 37 (29.2 net) wells during the quarter with a 100% success rate. A deep Anadarko Basin Springer completion delivered first gas sales at production rates of 12.5 (3.2 net) Mmcfe per day. Two higher interest offsets are planned, with the first to spud this month. In addition, the division has a three-rig program drilling Granite Wash wells in the Texas Panhandle and central Oklahoma. During the quarter, a vertical Granite Wash test completed for 3.1 (2.3 net) Mmcfe per day in the Texas Panhandle, delineating multiple offset locations. The northern Oklahoma oil field redevelopment play continues with two rigs actively drilling. One Wilcox test in the play is currently producing 1.1 (0.9 net) Mmcfe per day. A proprietary 3-D seismic extension to the project has commenced. One rig remains active in the Watonga/Chickasha area in Oklahoma, where a recent completion went on sales late in the fourth quarter at a rate of 3.6 (2.8 net) Mmcfe per day. For 2008, the Midcontinent division plans 123 (93 net) wells.
In the fourth quarter, the Permian division drilled 20 (16.6 net) wells. All but two of the wells were drilled in the Fort Worth Basin. Recently, two wells in Tarrant County came online at rates of 8.9 (6.2 net) and 8.3 (5.8 net) Mmcfe per day. In the last 13 months, Range’s Barnett production has jumped from 35 Mmcfe per day to the current level of 98 Mmcfe per day. Currently, we have six rigs running and expect to add one additional rig at mid-year. In 2008, we anticipate drilling approximately 100 Barnett wells. In the Permian Basin, the division recently spud its West Texas Fusselman test and is resuming drilling at its development projects in West Texas and New Mexico.
Finally, the Gulf Coast division successfully drilled two wells in its onshore Mississippi program during the quarter. The first well, drilled in Jefferson Davis County, is currently producing at 4.4 (2.5 net) Mmcfe per day. The second well, drilled in Marion County, tested at 5.3 (3.8 net) Mmcfe per day and is expected to begin production in the first quarter 2008.
Commenting on the announcement, John Pinkerton, Range’s President and CEO, said, “Our fourth quarter drilling results were terrific, and we are off to a solid start in 2008. Twenty consecutive quarters of sequential production is quite an achievement. After several years of diligent effort, several of our emerging plays are now entering the commercial phase, which is quite exciting. Over time, these projects have the potential to add 13 to 19 Tcfe to our reserves base. At the same time, we are continuing to high grade our asset base by acquiring higher growth properties in our core areas and divesting of lower growth properties. We are aggressively managing our business toward the goal of consistently delivering double-digit growth, while maintaining our top-quartile cost structure. Assuming continued success, we believe this will lead to consistent increases in per share value for our stockholders.”
The Company will host a conference call on Wednesday, February 27 at 1:00 p.m. ET to review these results. To participate in the call, please dial 877-407-8035 and ask for the Range Resources fourth quarter financial results conference call. A replay of the call will be available through March 4 at 877-660-6853. The account number is 286 and the conference ID for the replay is 274505.
A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website for 15 days.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, the number of wells to be drilled, future realized prices, net unrisked reserve potential and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
The Securities and Exchange Commission has generally permitted oil and gas companies, in filings made with the Securities and Exchange Commission, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms “potential,” “probable,” “possible” or “unproven” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the Company. While we believe our calculations of unproven drill sites and estimation of unproven reserves and are reasonable, such calculations and estimates have not been reviewed by third-party engineers or appraisers. Such disclosures as to “unproven reserves potential” has not been risked for possible failure to find commercial quantities of oil and gas reserves when drilled.

2008-6
Contact:	Rodney Waller, Senior Vice President
David Amend, IR Manager
Karen Giles, Sr. IR Specialist
(817)870-2601
www.rangeresources.com

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